Exhibit 3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to Escrow Agent (hereinafter defined) pursuant hereto, this “Agreement”) is made and entered into as at January 31, 2012, by and among OEP CHME Holdings, LLC, a Delaware limited liability company (“OEP”, “Party A”), Guangzhou Konzern Medicine Co., Ltd., a Guangzhou limited liability company (“Party B”, and together with Party A, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank (China) Company Limited acting through its Guangzhou Branch (the “Escrow Agent”).

 WHEREAS, Party A desires to establish an escrow account in Guanghzhou China, funded with no less than RMB20 million and no more than RMB35 million by Party B;

 WHEREAS, Party A and Party B wish to jointly appoint the Escrow Agent to provide certain escrow services as set out in this Agreement;

 NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment

The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.	Escrow Fund; Escrow Account

2.1
Party B agrees to deposit with the Escrow Agent RMB20 million (plus any interest accrued thereon) from an account in which at least RMB20 million is currently deposited by Party B at the Escrow Agent in immediately available funds upon the execution of this Agreement, and, from time to time, up to RMB15 million in immediately available funds (collectively, the “Escrow Deposit”).

2.2	The Escrow Agent shall hold the Escrow Deposit, including any interest accrued in respect thereof (the “Escrow Fund”) on the terms and subject to the conditions of this Agreement.

2.3
During the term of this Agreement, the Escrow Fund shall be deposited in an interest-bearing account with the Escrow Agent (the “Escrow Account”). All interest accrued in respect of the Escrow Fund shall be retained in the Escrow Account and form part of the Escrow Fund.

3.	Disposition and Termination

3.1
If at any time the Escrow Agent receives joint written instructions signed by the Authorized Persons of each of Party A and Party B directing disbursement, delivery or payment of any portion of the Escrow Funds, and a copy of a resolution of the Board of Directors of the Party B approving the application of any portion of the Escrow Funds, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed; provided, that any Escrow Funds not released by the Escrow Agent pursuant to the foregoing procedure, may otherwise only be released by a decree or judgment of a final and non-appealable court or other tribunal of competent jurisdiction.

3.2
Upon the delivery of the Escrow Fund by the Escrow Agent to the account directed by the Parties in accordance with this Agreement, this Agreement and the duties and obligations of the Escrow Agent under this Agreement shall terminate.

3.3
Without prejudice to any other provisions of this Agreement, in the event that approvals, registrations or other formalities from the foreign exchange administration or any other regulatory body of the People’s Republic of China (the “PRC”) are required to be obtained by the Parties for the opening of the Escrow Account, deposit of the Escrow Fund, investment or operations of the Escrow Fund, or the disposal or returning by the Escrow Agent of the amount of Escrow Deposit received or for giving effect to or the completion of any arrangements or transactions contemplated by this Agreement, the Parties shall use their best efforts and cooperate to obtain such approvals, registrations or other formalities (including but not limited to providing the relevant documents and going through the formalities required by the laws and regulations of the foreign exchange administration of the PRC and of any other regulatory body) as soon as practicable. The Escrow Agent shall not be liable to any person or entity for any losses or liability arising out of or in connection with the failure by the Parties to perform any of its obligations in the preceding sentence.

3.4	Party A and Party B agree and acknowledge that the Escrow Agent may assume the documents, certificates and statements provided in this Section 3 are true and correct.

4.	Escrow Agent

4.1
The Escrow Agent shall have only those duties as are specifically and expressly provided herein (and no implied duties), which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a fiduciary for the Parties. The Escrow Agent shall be neither responsible for, nor chargeable with knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties in connection herewith, if any, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, even though reference thereto may be made in this Agreement.

4.2
In the event of any conflict between the terms and provisions of this Agreement and those of any other agreement among the parties to this Agreement, the terms and conditions of this Agreement shall control.

4.3
Subject to Section 11, the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person(s) without inquiry and without requiring substantiating evidence of any kind. Subject to Section 11, the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, document, instruction or request.

4.4
The Escrow Agent shall have no duty to solicit any payments which may be due to it, to the Escrow Fund or to the Escrow Account, including, without limitation, the Escrow Deposit, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with the Escrow Agent hereunder.

4.5	Under no circumstances shall the Escrow Agent be obliged to make any payment from the Escrow Account, where such payment would result in a negative balance in the Escrow Account.

4.6
The Escrow Agent may exercise any of its powers and perform any of its duties hereunder directly or through agents or attorneys who may be affiliated entities (defined below) (and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such agent or attorney, except that the Escrow Agent shall accept the same level of liability for any affiliated entity as for itself). The Parties irrevocably authorize the Escrow Agent to disclose information relating to any of the Parties or the Escrow Fund to such agent or attorney without further notice to or consent from any of the Parties. For the purpose of this Agreement, “affiliated entities” means any subsidiaries, branches or sub-branches of the Escrow Agent.

4.7
The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow. Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.

4.8
In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, are insufficient or incomplete or conflict with any of the provisions of this Agreement or any applicable law, rule, regulation, order, ruling or directive, or any rule, policy, code, requirement or determination of any government, regulatory or self-regulatory body or market practice, the Escrow

Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held by it in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.

4.9
The Escrow Agent may engage or be interested in any financial or other transaction with either or both of the Parties or affiliate(s) thereof, and may act on the instructions of, or as depositary, trustee or agent for, any committee or body of holders of obligations of such Party or such affiliate(s), as freely as if it were not the Escrow Agent hereunder.

4.10	The rights and remedies of the Escrow Agent set forth in this Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.

4.11	The Parties agree to pursue any redress or recourse in connection with any dispute among themselves without making the Escrow Agent a party to the same.

5.	Resignation

5.1
The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving the Parties thirty (30) days advance notice of such resignation in writing and specifying a date when such resignation shall take effect (the “Effective Resignation Date”).

5.2
The Escrow Agent’s sole responsibility on or after the Effective Resignation Date shall be to hold the Escrow Fund and to deliver the same to (i) a successor escrow agent, if any, designated by the Parties or (ii) any Party or the Parties, in each case as notified by the Parties in writing to the Escrow Agent in accordance with this Agreement, at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 3.4.

5.3
If, prior to the Effective Resignation Date, the Parties have failed to appoint a successor escrow agent, or instruct the Escrow Agent to deliver the Escrow Fund to any Party in accordance with clause (ii) of Section 5.2 above, the Escrow Agent may, at any time on or after the Effective Resignation Date, appoint a successor escrow agent of its own choice. Any such appointment shall be binding upon all of the parties hereto and the Escrow Agent shall deliver the Escrow Fund to the successor escrow agent so appointed, at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 14.6.

6.	Compensation and Reimbursement

6.1
The Parties agree jointly and severally to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto and reimburse the Escrow Agent for all expenses arising out of or incurred in connection with or in order to comply with, the terms of this Agreement or any applicable legal, tax, accounting or regulatory requirements (including, without limitation, any fees of counsel, accountants or skilled persons pursuant to Section 4.7, any costs and expenses incurred in making disclosure pursuant to Section 9.2 and any fees charged and expenses incurred by any affiliated entity of the Escrow Agent in connection with any investment directed under this Agreement, Chinese Business Taxes and stamp duties incurred by the Escrow Agent and any of its affiliated entities in connection with the performance of this Agreement) forthwith on receipt of an invoice detailing the same. All such fees and expenses may be charged to the Escrow Account and/or the Escrow Fund (if any).

6.2
All compensation, reimbursement and other amounts payable by any Party under this Agreement shall be paid without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. The Parties shall jointly and severally indemnify the Escrow Agent on an after-tax basis against the full amount of any taxes (including, but not limited to Chinese Business Taxes, withholding tax and stamp duty), fees, expenses, assessments or other charges paid by the Escrow Agent and any losses arising therefrom or with respect thereto, relating to or in connection with any amounts payable under this Agreement whether or not such taxes, fees, expenses, assessments or other charges were correctly or legally asserted. If any Party shall be required by any applicable law to make any deduction or withholding on account of taxes with respect to any amount payable under this

Agreement, then it shall (i) pay such additional amounts so that the net amount received by the Escrow Agent of such payment is not less than the amount which the Escrow Agent would have received had no such deduction or withholding been made; and (ii) promptly deliver to the Escrow Agent all tax receipts evidencing payment of taxes so deducted or withheld.

6.3
On termination pursuant to Section 3.2 or resignation pursuant to Section 5.1, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses that the Escrow Agent reasonably believes it may incur in connection with the termination of, or its resignation as Escrow Agent under, this Agreement.

7.	Limitation of Liability

7.1
Subject to Section 7.3, none of the Escrow Agent, its affiliated entities, or any of their respective directors, officers and employees shall under any circumstances be liable to any Party for any loss, damage or expense suffered or incurred by any Party as a direct or indirect result of:

(i) the insolvency of the Escrow Agent or any of its affiliated entities or any act, omission or insolvency of any settlement system; or

(ii) any forces beyond the control of the Escrow Agent, including, but not limited to, acts of God, fire, war, terrorism, floods, strikes, electrical outages or equipment or transmission failures.

7.2	Subject to Section 7.3, any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent.

7.3
Neither the Escrow Agent nor any of its directors, officers or employees shall be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. Nevertheless, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

8.	Indemnity

8.1
The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs and expenses (including, without limitation, the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee(s), except in the case of any indemnitee to the extent that such Losses are determined by arbitration by the Hong Kong International Arbitration Centre in accordance with Section 14.5 below to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from any Party, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.

8.2
The Parties hereby grant the Escrow Agent a lien on or pledge (as the case may be), right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. In furtherance of the foregoing, to the extent permitted by PRC law, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Fund for its own account or for the account of any other indemnitee any amounts due to the Escrow Agent under Section 6 above or to any indemnitee under this Section 8.

9.	Account Opening Information, Disclosure of Information and Tax Matters

9.1
Important Information about Procedures for Opening a New Account. To help in the fight against the funding of terrorism and money laundering activities, the Escrow Agent is required along with all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When and at any time after any Party opens an account, the Escrow Agent will ask for and that Party shall provide all information that will allow the Escrow Agent and/or any of its affiliated entities to identify that Party (and any relevant underlying beneficiaries) and to comply with all applicable law, rules, regulations guidelines and codes of conduct (including those issued by the PRC).

9.2
Disclosure of Information. The Parties irrevocably authorize the Escrow Agent and its affiliated entities, without further notice to or consent from any of the Parties, and whether during the continuance of or after the termination of this Agreement, to make the required disclosure of information relating to any of the Parties, any relevant underlying beneficiaries and/or any of the Escrow Account and Escrow Fund to (i) any proposed successor escrow agent; (ii) any of their respective auditors, regulators or legal advisers, (iii) to any party that, in the Escrow Agent’s opinion, is necessary or desirable for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder, and (iv) any relevant authorities (including, without limitation, the relevant authorities of the PRC) or as otherwise required by any applicable law, court or legal process, and to provide the relevant authorities of the PRC or court (as the case may be) with all such documents (or copies thereof) in the Escrow Agent’s possession as may be requested.

9.3
Tax Matters. The Escrow Agent is authorized to deduct or withhold any sum on account of any Tax required or which in its view is required to be so deducted or withheld or for which it is in its view liable or accountable by law or practice of any relevant revenue authority of any jurisdiction and, in each case, in accordance with the Escrow Agent’s usual and customary business practice. In this Agreement, “Tax” means all present and future taxes, levies, imposts or duties (including value added taxes and stamp duties) whatsoever and wheresoever imposed. The Escrow Agent is not responsible for the preparation or filing of any income, franchise or any other tax returns with respect to income earned or other transactions effected by the Escrow Account or Escrow Fund. The Escrow Agent shall have no responsibility for making reclaims of Tax on behalf of any of the Parties.

10.	Notices and funds transfer information

10.1	All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(i) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;

(ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(iii)
four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

10.2
All communications or fund transfers made to Party A, Party B or the Escrow Agent pursuant to this Agreement will be made in accordance with the contact details or banking account information, as the case may be, shown below:

If to Party A	OEP CHME Holdings, LLP c/o One Equity Partners Chater House, 20F, 8 Connaught Road Central Fax: +852 2167 8517 Attention: Ryan Shih

with a copy to: One Equity Partners 320 Park Avenue 18th Floor New York, NY 10022 Fax: (212) 277-1572 Attention: Bradley J. Coppens

and to: Mark Lee J. Orrick, Herrington & Sutcliffe 43rd Floor Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Fax: +852 2218 9200 Attention: Mark J. Lee, Esq.

If to Party B	Guangzhou Konzern Medicine Co., Ltd. 7/F, Guangri Tower No. 9 Siyounan Road lst Street Yuexiu District Guangzhou, China 510600 Fax: +86 20 8737 3855 Attention: Yang Senshan

Bank account information	Account name: Account number: 3602064719200412739 Bank (and branch) name: Swift address: ICBKCNBJGDG

with a copy to:	Pryor Cashman. LLP 7 Times Square New York, NY 10036-6569 Fax: (212) 798-6366 Attention: Elizabeth Fei Chen, Esq.

If to the Escrow Agent	JPMorgan Chase Bank (China) Company Limited Guangzhou Branch Hejing International Finance Place No.8 Huaxia Road, Floor 16 Guangzhou, China

With a copy sent to: 53/F, One Island East 18 Westlands Road, Hong Kong Attention: Escrow Department Tel No.: (852) 2800 1793 Fax No.: (852) 2167 8603

10.3	Notwithstanding Sections 10.1 and 10.2:

(i)
in the case of communications delivered to the Escrow Agent pursuant to paragraphs (i), (ii) or (iii) of Section 10.1, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office; and

(ii) in the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

10.4	“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in the PRC are authorized or required by law or executive order to remain closed.

11.	Security Procedures

11.1
Any fund transfer instruction must be in writing and is irrevocable. Funds transfer instructions must include one of the authorized signatures of each Party set out in Part A of Schedule 1 hereto (“Schedule 1”) and the Escrow Agent is authorized to act upon that instruction if the actual or purported signature, regardless of how or by whom affixed, resembles the specimens set out in Schedule 1.

11.2
In the event funds transfer instructions are given, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated in Part B of Schedule 1, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The Escrow Agent, at its discretion, may make recordings and retain such recordings of telephone conversation -. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent, and shall be effective only after the Escrow Agent has had a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the authorized representatives identified in Part B of Schedule 1, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Party A or Party B’s executive officers, (“Executive Officers”), as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

11.3
The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Party A or Party B to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any funds in the Escrow Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

11.4
If any funds transfer instruction requires payment in currency other than the currency of the Escrow Account and subject to applicable laws, the Escrow Agent may convert the Escrow Fund to the currency of that instruction at the Escrow Agent’s then prevailing rate of exchange. The Escrow Agent may deduct its fee for such conversion from the payment amount.

12.	Parties’ Representations, Warranties and Undertakings

Each of the Parties hereby represents, warrants and undertakes (as the case may be) to the Escrow Agent on a continuing basis that:

(a)	it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be);

(b)	it is duly authorised and has taken all necessary action to allow it to enter into and perform this Agreement and the transactions contemplated under this Agreement;

(c)
it has obtained all authorisations of any governmental authority or regulatory body required in relation to it in connection with this Agreement and such authorisations remain in full force and effect;

(d)
the execution, delivery and performance of and the transactions to be effected under this Agreement will not violate (i) any law or regulation applicable to it, (ii) its constitutional documents, or (iii) any agreement by which it is bound or by which any of its assets are affected; and

(e)
it will keep this Agreement confidential and, other than where disclosure is required by applicable law or regulation, will only disclose it (or any part of it) with the prior consent of the Escrow Agent.

13.	Compliance with Court Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the

Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

14.	Miscellaneous

14.1	The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only in writing signed by the Escrow Agent and the Parties.

14.2
Subject to Section 14.3, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party without the prior consent of all of the other parties hereto.

14.3
Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, shall be party to this Agreement as Escrow Agent, and shall succeed to all rights and obligations of the Escrow Agent under this Agreement, without consent by, notice to or other further act by any of the Parties unless such consent, notice or act is required by any applicable law and may not be waived by the relevant Party or Parties. Each of the Parties agrees that if the Escrow Agent transfers its escrow business (or a business division of which the escrow business forms part) to another entity, it authorizes the Escrow Agent as its agent to sign an agreement with such entity in substantially the same form as this Agreement to procure that such agent be the successor Escrow Agent and succeeds to all rights and obligations of the Escrow Agent under this Agreement.

14.4
This Agreement shall be governed by and construed under the laws of the PRC, which for the purposes of this Agreement does not include Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan. Each Party irrevocably consents to service of process by mail or in any other manner permitted by applicable PRC laws and regulations. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party hereto irrevocably agrees not to claim, and it hereby waives, such immunity.

14.5
Any disputes between either or both of the Parties and the Escrow Agent arising from, out of, or in connection with this Agreement shall be settled through friendly consultations among the Parties and the Escrow Agent. If the dispute is not resolved within fifteen (15) Business Days of commencement of such consultations, any one of the Parties and the Escrow Agent may submit the dispute to the Hong Kong International Arbitration Centre for arbitration by three arbitrators in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL Arbitration Rules”) which are in effect at the time, as modified by this Agreement. The arbitration shall be conducted in English with concurrent translations into Mandarin. The Escrow Agent shall be entitled to appoint one arbitrator and the Parties shall be entitled to appoint one arbitrator jointly. In default of such appointment for any reason whatsoever, the relevant arbitrator(s) shall be appointed by the Hong Kong International Arbitration Centre. The third arbitrator and the chairman of the arbitral tribunal in any arbitration commenced pursuant to this Section 14.5 shall be appointed by the two arbitrators appointed pursuant to the preceding sentence (the “Party Arbitrators”) within a period of 15 days from the date of the appointment or the confirmation of the appointment of the second Party Arbitrator and, in default of such appointment, the third arbitrator and chairman of the arbitral tribunal shall be appointed by the Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules. Any such arbitration shall be administered by the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules. Any arbitral award shall be final and binding upon the parties hereto and shall be enforceable in accordance with its terms. None of the parties shall seek to commence any judicial proceeding with a view to appealing, reviewing or setting aside any arbitral award. All such rights of appeal or judicial review of any arbitral award as would otherwise be exercisable by the parties are hereby excluded to the fullest extent permitted.

14.6	Sections 6, 7, 8, 9 and 14.6 shall survive the termination of this Agreement.

14.7
At any time after the date of this Agreement each of the Parties shall, at the reasonable request of the Escrow Agent and at the cost and expense of the relevant Party or Parties, execute or procure the execution of such document(s) and/or do or procure the doing of such acts and things as the Escrow Agent may in its absolute discretion deem necessary or desirable for the purpose of carrying out any of its obligations under this Agreement.

14.8	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.9
If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

14.10
Except as expressly provided in Sections 8 and 14.3 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

OEP CHME Holdings, LLP [duly authorized for and on behalf of OEP CHME Holdings, LLP]

By: One Equity Partners III, L.P., its Manager

By: OEP General Partner III, L.P., its General Partner

By: OEP Parent LLC, its General Partner

By:
Name: Bradley J. Coppens
Title: Managing Director

duly authorized for and on behalf of GUANGZHOU KONZERN MEDICINE CO., LTD.

Signature:	/s/ Yang Senshan

Printed Name:	Yang Senshan

duly authorized for and on behalf of
JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, GUANGZHOU BRANCH
as Escrow Agent

Signature:

Printed Name:

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

OEP CHME Holdings, LLP [duly authorized for and on behalf of OEP CHME Holdings, LLP]

By: One Equity Partners III, L.P., its Manager

By: OEP General Partner III, L.P., its General Partner

By: OEP Parent LLC, its General Partner

By:	/s/ Bradley J. Coppens
Name: Bradley J. Coppens
Title: Managing Director

duly authorized for and on behalf of GUANGZHOU KONZERN MEDICINE CO., LTD.

Signature:

Printed Name:	Yang Senshan

duly authorized for and on behalf of
JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, GUANGZHOU BRANCH
as Escrow Agent

Signature:

Printed Name:

Schedule I Part A

Telephone Number(s) and Authorized Signature(s) of
Person(s) Designated to give Funds Transfer Instructions

Party A:
Name	Telephone Number	Signature

1. Bradley J. Coppens	+1 212 277 1581	/s/ Bradley J. Coppens

Party B:
Name	Telephone Number	Signature

1. Yang Senshan	+86 1392 512 9121

Part B
Telephone Number(s) of
Person(s) Designated to Confirm (by Call-Back) Funds Transfer Instructions

Party A:
Name	Telephone Number

1. Bradley J. Coppens	+1 212 277 1581

Party B:
Name	Telephone Number

1. Yang Senshan	+86 1392 512 9121

Part A

Telephone Number(s) and Authorized Signature(s) of
Person(s) Designated to give Funds Transfer Instructions

Party A:
Name	Telephone Number	Signature

1. Bradley J. Coppens	+1 212 277 1581

Party B:
Name	Telephone Number	Signature

1. Yang Senshan	+86 1392 512 9121	/s/ Yang Senshan

Part B
Telephone Number(s) of
Person(s) Designated to Confirm (by Call-Back) Funds Transfer Instructions

Party A:
Name	Telephone Number

1. Bradley J. Coppens	+1 212 277 1581

Party B:
Name	Telephone Number

1. Yang Senshan	+86 1392 512 9121

Schedule 2

Escrow Agent’s Compensation:

Acceptance Fee                                                           waived

Administrative Fee                                                      waived

Encompassing review, negotiation and execution of governing documentation, opening of the account, completion of all know your customer documentation, maintenance of accounts including authorized disbursements, provision of balance confirmations and all ancillary administrative duties.

Payable in advance on signing of this Agreement. Fees paid are not refundable.

For Foreign Currency payment

境内汇款申请书

APPLICATION FOR FUNDS TRANSFERS (DOMESTIC)

致:
TO:

日期
Date ______

	☐ 电汇 T/T ☐ 票汇 D/D ☐ 信汇 M/T	发电等级 Priority	☐ 普通 Normal ☐ 加急 Urgent
进口核销专用申报号码 / Report No.	☐☐☐☐☐☐ ☐☐☐☐ ☐☐ ☐☐☐☐☐☐ ☐☐☐☐		
20 银行业务编号 Bank Transac. Ref.No		收电行 / 付款行 Receiver/Drawn on	
32A 汇款币种及金额 Currency & Interbank Settlement Amount		金额大写 Amount in Words	
其中 现汇金额 Amount in FX		账号 Account No./Credit Card No.	
其中 购汇金额 Amount of Purchase		账号 Account No./Credit Card No.	
其中 其他金额 Amount of Others		账号 Account No./Credit Card No.	
50a 汇款人名称及地址 Remitter's Name & Address			
☐ 对公 组织机构代码 Unit Code ☐☐☐☐☐☐☐☐-☐		☐ 对私	个人身份证件号码 Individual ID NO. ☐ 中国居民个人 Resident Individual ☐ 中国非居民个人 Non-Resident Individual
54/56a 收款银行之代理行名称及地址 Correspondent of Beneficiary's Bank Name & Address			
57a 收款人开户银行名称及地址 Beneficiary's Bank Name & Address	收款人开户银行在其代理行账号 Bene's Bank A/C No.		
59a 收款人名称及地址 Beneficiary's Name & Address	收款人账号 Bene's A/C No.		
70 汇款附言 Remittance Information	只限 140 个字位 Not Exceeding 140 Characters	71A 国内外费用承担 All Bank's Charges If Any Are To Be Borne By	☐汇款人 OUR ☐收款人 BEN ☐共同 SHA

收款人常驻国家（地区）名称及代码 Resident Country/Region Name & Code					☐☐☐
本笔付款是否为进口核销项下付款	是 ☐	否 ☐	最迟装运日期		
本笔付款请选择: ☐ 预付款 Advance Payment	☐ 货到付款 Payment Against Delivery	☐ 退款 Refund	☐ 其他 Others		
付汇性质	保税区 ☐	出口加工区 ☐	钻石交易所 ☐	离岸账户 ☐	深加工结转 ☐ 其他 ☐
交易编码 BOP Transac. Code	☐☐☐☐☐☐	相应币种及金额 Currency & Amount		合同号	
	☐☐☐☐☐☐			发票号	
进口付汇备案表号/批件号		报关单经营单位代码	☐☐☐☐☐☐☐☐☐☐		
报关单号		报关单币种及总金额		本次核注币种金额	
报关单号		报关单币种及总金额		本次核注币种金额	
报关单号		报关单币种及总金额		本次核注币种金额	

银行专用栏 For Bank Use Only		申请人签章 Applicant's Signature	银行签章 Bank's Signature
购汇汇率 Rate		请按照贵行背页所列条款代办以上汇款并进行进口核销申报 Please Effect The Upwards Remittance, Subject To The Conditions Overleaf:	
等值人民币 RMB Equivalent			
手续费 Commission			
电报费 Cable Charges			
合计 Total Charges			
支付费用方式 In Payment of the Remittance	☐ 现金 by Cash ☐ 支票 by Check ☐ 账户 from Account	申请人姓名 Name of Applicant 电话 Phone No.	核准人签字 Authorized Person 日期 Date
核印 Sig. Ver.		经办 Maker	复核 Checker

填写前请仔细阅读各联背面条款及填报说明
Please read the conditions and instructions overleaf before filling in this application.

第一联 银行留存联

For Foreign Currency payment

境外汇款申请书
APPLICATION FOR FUNDS TRANSFERS (OVERSEAS)

致：
TO:

日期
Date ________

□ 电汇 T/T □ 票汇 D/D □ 信汇 M/T	发电等级 Priority □ 普通 Normal □ 加急 Urgent

申报号码 BOP Reporting No.	□□□□□□ □□□□ □□ □□□□□□ □□□□		
20 银行业务编号 Bank Transac. Ref. No.		收电行/付款行 Receiver/Drawn on	
32A 汇款币种及金额 Currency & Interbank Settlement Amount		金额大写 Amount in Words	
其中 现汇金额 Amount in FX		账号 Account No./Credit Card No.	
购汇金额 Amount of Purchase		账号 Account No./Credit Card No.	
其他金额 Amount of Others		账号 Account No./Credit Card No.	
50a 汇款人名称及地址 Remitter's Name & Address			
□ 对公 组织机构代码 Unit Code □□□□□□□□-□		□ 对私	个人身份证件号码 Individual ID NO. □ 中国居民个人 Resident Individual □ 中国非居民个人 Non-Resident Individual
54/56a 收款银行之代理行 名称及地址 Correspondent of Beneficiary's Bank Name & Address			
57a 收款人开户银行 名称及地址 Beneficiary's Bank Name & Address	收款人开户银行在其代理行账号 Bene's Bank A/C No.		
59a 收款人名称及地址 Beneficiary's Name & Address	收款人账号 Bene's A/C No.		
70 汇款附言 Remittance Information	只限140个字位 Not Exceeding 140 Characters	71A 国内外费用承担 All Bank's Charges If Any Are To Be Borne By	□汇款人 OUR □收款人 BEN □共同 SHA

收款人常驻国家（地区）名称及代码 Resident Country/Region Name & Code			□□□
请选择：□ 预付货款 Advance Payment □ 货到付款 Payment Against Delivery □ 退款 Refund □ 其他 Others		最迟装运日期	
交易编码 BOP Transac. Code □□□□□□ □□□□□□	相应币种及金额 Currency & Amount	交易附言 Transac. Remark	
是否为进口核销项下付款 □ 是 □ 否	合同号	发票号	
外汇局批件/备案表号		报关单经营单位代码	□□□□□□□□□□
报关单号	报关单币种及总金额	本次核注金额	
报关单号	报关单币种及总金额	本次核注金额	

银行专用栏 For Bank Use Only		申请人签章 Applicant's Signature	银行签章 Bank's Signature
购汇汇率 Rate @		请按照贵行背页所列条款代办以上汇款并进行申报 Please Effect The Upwards Remittance, Subject To The Conditions Overleaf:	
等值人民币 RMB Equivalent			
手续费 Commission			
电报费 Cable Charges			
合计 Total Charges			
支付费用方式 In Payment of the Remittance	□ 现金 by Cash □ 支票 by Check □ 账户 from Account	申请人姓名 Name of Applicant 电话 Phone No.	核准人签字 Authorized Person 日期 Date
核印 Sig. Ver.		经办 Maker	复核 Checker

填写前请仔细阅读各联背面条款及填报说明
Please read the conditions and instructions overleaf before filling in this application.

第一联 银行留存联